Exhibit (d)(5)

AMENDMENT NO. 1 TO

MUTUAL NON-DISCLOSURE AGREEMENT

THIS AMENDMENT NO. 1 TO MUTUAL NON-DISCLOSURE AGREEMENT NUMBER ONE (the “Amendment”) is made as of November 11, 2019 (“Amendment Effective Date”) by and between Dermira, Inc., a Delaware corporation (including its subsidiaries), whose address is 275 Middlefield Road, Suite 150, Menlo Park, CA 94025, USA (“Dermira”), and Eli Lilly and Company, an Indiana corporation, whose address is Lilly Corporate Center, Indianapolis, Indiana 46285 (“Company”).

RECITALS

A. WHEREAS, Dermira and Company previously entered into a Mutual Non-Disclosure Agreement, effective as of September 10, 2019 (the “Agreement”) to facilitate preliminary discussion and evaluation a potential scientific or business opportunity of mutual interest regarding Dermira’s anti-Ll3 mAb Lebrikizumab program including Dermira’s phase 2B data for atopic dermatitis and phase 3 plans (the “Business Purpose”).

B. WHEREAS, Dermira and Company mutually desire to continue further discussion and evaluation of the Business Purpose, which will require the disclosure of highly sensitive Confidential Information.

C. WHEREAS, Dermira and Company mutually desire to amend the Agreement to further protect such Confidential Information from unauthorized use and disclosure.

NOW THEREFORE, Dermira and Company agree as follows:

TERMS AND CONDITIONS

1.	Section 1 of the Agreement shall be amended to include the following definition:

(d) “Roche Confidential Information” means Confidential Information disclosed by Dermira or on behalf of Dermira to Company that includes, incorporates or is integrated with Confidential Information of F. Hoffmann-La Roche Ltd and Genentech, Inc. (“Roche”) subject to the confidentiality provisions of the License Agreement by and between Dermira and Roche, effective as of September 14, 2017, as amended (the “Roche Agreement”); provided that such Confidential Information is reduced to writing and clearly identified as “Roche Confidential Information” by the disclosing party at the time of disclosure.

2.	Section 15 of the Agreement shall be deleted in its entirety and replaced with the following:

This Agreement will commence on the Effective Date and expire two (2) years thereafter, provided that this Agreement may be earlier terminated by either party at any time upon thirty (30) days prior written notice to the other party. The receiving party’ s obligations to protect the disclosing party’s Confidential Information disclosed under this Agreement shall survive termination or expiration of this Agreement and will be binding upon the receiving party, its heirs, successors, and permitted assigns until the earlier of five (5) years following termination or expiration of this Agreement or when such information no longer qualifies as Confidential Information under this Agreement; provided, however, Company’s obligations to protect Roche Confidential Information disclosed under this Agreement shall survive termination or expiration of this Agreement and will be binding upon Company, its heirs, successors, and permitted assigns during the term of the Roche Agreement and for a period of eight (8) years thereafter.

3.

Except as modified herein, the Agreement remains in full force and effect and is hereby incorporated by this reference. Capitalized terms not otherwise defined herein shall have the meanings contained in the Agreement.

Accepted and Agreed:

ELI LILLY AND COMPANY		DERMIRA, INC.

Signature:	/s/ Heather Wasserman	Signature:	/s/ Valerie Barnett

Print Name:	Heather Wasserman	Print Name:	Valerie Barnett

Title:	VP - Corp. Business Development	Title:	Vice President, Legal

Date:	November 11, 2019	Date:	November 13, 2019

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